SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

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[   ]  Preliminary Proxy Statement
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[   ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to ss. 240.14a-12

Mylan Laboratories Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

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     On July 19, 2005, Mylan Laboratories Inc., a Pennsylvania corporation (“Mylan”), held a conference call to discuss its financial results for the quarter ended June 30, 2005 and other matters, including statements relating to Carl Icahn and his affiliated entities. In light of the fact that such statements may be deemed to constitute proxy solicitation materials, a copy of the portion of the conference call transcript containing such statements is attached hereto as Exhibit A.

IN CONNECTION WITH MYLAN’S 2005 ANNUAL MEETING OF SHAREHOLDERS (THE “ANNUAL MEETING”), MYLAN WILL FILE RELEVANT MATERIALS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), INCLUDING A PRELIMINARY PROXY STATEMENT AND A DEFINITIVE PROXY STATEMENT. INVESTORS AND SHAREHOLDERS OF MYLAN ARE URGED TO CAREFULLY READ THESE MATERIALS (WHEN THEY BECOME AVAILABLE), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

INVESTORS AND SHAREHOLDERS MAY OBTAIN THESE DOCUMENTS (AND ANY OTHER DOCUMENTS FILED BY MYLAN WITH THE SEC IN CONNECTION WITH THE ANNUAL MEETING) FREE OF CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THE DOCUMENTS FILED WITH THE SEC BY MYLAN MAY BE OBTAINED FREE OF CHARGE BY DIRECTING SUCH REQUESTS TO: MYLAN LABORATORIES INC., ATTENTION: INVESTOR RELATIONS, 1500 CORPORATE DRIVE, CANONSBURG, PA 15317, OR FROM MYLAN’S WEBSITE AT WWW.MYLAN.COM.

Mylan, its executive officers and its directors may be deemed to be participants in Mylan’s solicitation of proxies from shareholders in connection with the Annual Meeting scheduled to be held on October 28, 2005. Information about the executive officers and directors of Mylan and their ownership of Mylan common stock is set forth in the proxy statement for Mylan’s 2004 Annual Meeting of Shareholders, which was filed with the SEC on June 28, 2004, and in press releases and Forms 3 and 4 for executive officers who have since joined Mylan, and in Forms 4 and 5 filed thereafter.

EXHIBIT A

Mylan Laboratories Inc.
Excerpt from the Transcript of the Conference Call Held July 19, 2005
Speaker: Vice Chairman and CEO, Robert J. Coury

Next, I would like to comment on the activities of Carl Icahn and his affiliated entities. Mr. Icahn has now publicly confirmed that he has tendered virtually all of his Mylan shares. We will be purchasing, on a pro rata basis, approximately 94% of Mr. Icahn’s tendered shares, which will reduce his ownership position from approximately 26.2 million shares, or approximately 9.9% of our stock, to approximately 1.6 million shares, or less than 3/4 of 1% of our stock.

In a press release issued yesterday, Mr. Icahn continued to attempt to take credit for all of our recent strategic initiatives. As we’ve stated many times in the past, we believe that the investment community can see through Mr. Icahn’s self-interested motives which we believe are distinct and at odds with other Mylan investors. Our Board’s decisions have never been and never will be unduly influenced by Mr. Icahn or any other external pressures. Mylan’s Board always has and will continue to act in the best interests of all shareholders. Mr. Icahn has consistently maintained that he was a purported buyer at $20 per share, but in reality he tendered to be a seller at $19.00 per share. We believe our Board and management team’s actions have spoken louder than Mr. Icahn’s rhetoric.

At this time we have no new information on the results of the tender or Mr. Icahn’s actions beyond what we’ve already stated, and because we’d like to keep today’s call focused on our first quarter results, we will not be taking any questions related to Mr. Icahn on today’s call.